Exhibit (2)(1)(ii)

780 NORTH WATER STREET MILWAUKEE, WISCONSIN 53202-3590 TEL • 414.273.3500 FAX • 414.273.5198 WWW • GKLAW.COM

October 28, 2015

The 504 Fund
1741 Tiburon Drive
Wilmington, North Carolina 28403

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated November 26, 2013 regarding the sale of shares of The 504 Fund (f/k/a The Pennant 504 Fund).  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON, D.C.
GODFREY & KAHN, S.C. IS A MEMBER OF TERRALEX,® A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.